Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016 relating to the financial statements and financial statement schedules, which appear in Preferred Apartment Community Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2015. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 3, 2013 relating to the combined statements of revenue and certain operating expenses of Lake Cameron, McNeil Ranch and Ashford Park for the years ended December 31, 2012, 2011 and 2010, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated January 17, 2013. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 12, 2013 relating to the statement of revenue and certain operating expenses of Trail Creek Apartments II for the period of March 12, 2012 to December 31, 2012 which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated June 14, 2013.
/s/PricewaterhouseCoopers LLP
Atlanta, GA
March 18, 2016